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                                                                     Exhibit 2.1

                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT (the "AGREEMENT") is hereby entered into this 23 day of September 2005 (the "EFFECTIVE DATE") by and between BIOPAD LTD. an Israeli private company No. 51-366209-8, with offices at 12 Tfutsot Israel, Givatayim (the "COMPANY") and SYNOVA PRE-NATAL HEALTHCARE, INC. with offices at 1400 North Providence Road, Suite 6010, Media, Pennsylvania 19063 (the "PURCHASER" and collectively, the Purchaser with the Company, the "PARTIES").


                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise capital by means of the issuance of the Company's Ordinary Shares, par value NIS 1.0 per share, of the Company (the "ORDINARY SHARES"), constituting immediately following their issuance to the Purchaser 25% of the issued and outstanding share capital of the Company on an as converted and fully diluted basis on the terms and conditions more fully set forth in this Agreement; and

         WHEREAS, the Purchaser desire to purchase, and the Company desires to issue and sell, Ordinary Shares, under the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:


1.       ISSUANCE AND PURCHASE OF THE ORDINARY SHARES.

         Subject to the terms and conditions hereof, the Company shall issue and allot to the Purchaser, and the Purchaser shall purchase from the Company, an aggregate amount of 350 Ordinary Shares (the "SHARES"), in consideration for the aggregate amount of US$ 2,630,000 (the "PURCHASE PRICE"), and constituting 25% of the issued and outstanding shares of the Company on a fully diluted basis (after giving effect to the conversion and exercise of all convertible securities, options and warrants as well as all other rights of any kind to acquire shares of the Company), except the Pool (as defined below) and after giving effect to all anti dilution rights and adjustments that may be activated as a result of the transactions contemplated herein) and having the rights, preferences and privileges set forth in the Amended and Restated Articles of Association of the Company (the "AMENDED ARTICLES") in the form that is attached hereto as SCHEDULE 1.

2.       PAYMENT OF THE PURCHASE PRICE

         2.1 The Purchaser shall pay to the Company the Purchase Price as follows:

                  2.1.1 The amount of US $250,000 - On the Effective Date and upon the Company's delivery of the documents as set forth and required by Section 3.3., constituting the good faith payment of $10,000 pursuant to the Side Letter date September 6, 2005 among the Parties hereto and the cash payment of $240,000 on the Effective Date.

                  2.1.2 The amount of US $500,000 - On November 15, 2005, subject to the provisions specified in Section 6.2.2.

                  2.1.3 The amount of US $500,000 - On March 1, 2006, subject to the provisions specified in Section 7.

                  2.1.4    The amount of US $1,380,000 - On August 25, 2006,
                           subject to the provisions specified in Section 7.

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         2.2      All the payments shall be paid and transferred by way of a bank transfer to the Company's account, as instructed by the Company or by such other form of payment as agreed in writing between the Parties.

3.       ADDITIONAL AGREEMENTS AND DOCUMENTS

         3.1 Simultaneously with the signature of this Agreement, the parties hereto shall execute the Shareholders' Agreement by and among the Company, the Original Shareholders as such is set forth and defined therein and the Purchaser (the "SHAREHOLDERS' AGREEMENT").

         3.2 It is specifically clarified and agreed that if this Agreement shall be terminated, the Shareholders' Agreement and the Distribution Agreement dated September 6, 2005 between the Company and the Purchaser (the "DISTRIBUTION AGREEMENT") shall each be terminated automatically.

         3.3 Upon the signature of this Agreement the Company shall deliver to the Purchaser the following documents:

                  3.3.1 Copy of a resolution of the Company's Board of Directors approving the signature and execution of this Agreement, the Shareholders' Agreement and the Distribution Agreement (collectively, the "TRANSACTION AGREEMENTS") and empowering Hanoch Kaftzan to sign all the Transaction Agreements in the name and on behalf of the Company.

                  3.3.2 Waiver of the Original Shareholders (as defined in the Shareholder's Agreement) of their pre-emptive right in respect of the issue of the Shares to the Purchaser under this Agreement.

                  3.3.3 An Opinion of Shiboleth, Yisraeli, Roberts, Zisman & Co., counsel to the Company, in the form attached hereto as SCHEDULE 3.3.3.

                  3.3.4 A Letter Agreement in substantially the same form that is attached hereto and set forth on SCHEDULE
                           3.3.4 for the benefit of the Company with each individual that is so identified on such Schedule.

         3.4 Upon the signature of this Agreement the Purchaser shall deliver to the Company the following documents:

                  3.4.1 Copy of a resolution of the Purchaser's Board of Directors approving the signature of Transaction Agreements and empowering Stephen E. King to sign the Transaction Agreements in the name and on behalf of the Purchaser.

                  3.4.2 An Opinion of Blank Rome LLP, counsel to the Purchaser, in the form attached hereto as SCHEDULE 3.4.2.

4.       THE POOL

         4.1 It is agreed between the parties hereto that after the execution of this Agreement, the Board of Directors of the Company shall adopt a Stock Option Plan for employees, executives, directors, consultants and service providers of the Company of up to 10% of the issued and outstanding shares of the Company, after the issuance of the Shares, according to terms and conditions to be decided by the Board of Directors of the Company (the "POOL"); provided, however, that any options granted from the Pool shall (i) not have an exercise price that is

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                  less than (a) US$ 625 per Share for the persons specified in
                  SCHEDULE 4.1, attached hereto, and (b) for such persons that are not so listed on SCHEDULE 4.1 its fair market value at the time of its related grant; and (ii) vest over a four year period from the date of its related grant.

         4.2 It is specifically clarified and agreed that the Purchaser together with the Original Shareholders shall be equally diluted in case options so granted and exercised from the Pool.

5.       PRE-CONDITIONS TO THE CLOSING

         5.1 The Purchaser has informed the Company that the purchase of the Shares and the payment of the Purchase Price, as specified in Sections 2.1.3-2.1.5, are subject to the Purchaser successfully raising the capital.

         5.2 If such capital raise shall fail, then the following terms and conditions shall apply:

                  5.2.1 The Purchaser shall have the right either to have the Closing and pay the Purchase Price from other sources or to terminate this Agreement.

                  5.2.2 If the Purchaser shall terminate this Agreement in accordance with Section 5.2.1 (i) the Company shall have the option, until November 30, 2006, either to repay the amount of US $250,000, paid by the Purchaser according to Sections 2.1, or to issue and allot to the Purchaser respective portion of the shares with respect to the abovementioned amount; and
                           (ii) all the Transaction Agreements shall be terminated.

6.       THE CLOSING

         6.1 The Closing shall take place on November 15, 2005 at the offices of Blank Rome LLP or at such other time and place as the parties shall agree in writing (the "CLOSING").

         6.2      At the Closing the Purchaser shall:

                  6.2.1 Execute the Escrow Agreement in such form that is agreed to by the Parties hereto on or before November 15, 2005 (the "ESCROW AGREEMENT"), as shall be drafted upon the principles specified in Section 7 hereinafter.

                  6.2.2 Pay to the Company the amount of US$ 500,000, against delivery to the Purchaser of a statement signed by the General Manager (the "MANKAL") of the Company and the Chief Executive Officer of the Purchaser declaring that the Company has reached Milestone 1 as specified in SCHEDULE 7.4.1 attached hereto; provided that if the Company has not reached Milestone 1 by the Closing, the Purchaser shall have the right to extend the due date of Milestone 1 to an extended date or dates (as many times as it so such chooses) in its sole and absolute discretion and in accordance with such the Purchaser shall only be required to so transfer the dollar amount specified in this Section
                           6.2.2 at the extended date or dates upon its receipt of the related statement so referenced above in this Section.

                  6.2.3    Deposit the amount of US $1,880,000 in the Escrow
                           Account.

                  6.2.4 Deliver to the Company a copy of the resolution of the Board of Directors of the Purchaser approving the signature and execution of the Escrow Agreement and empowering Stephen E. King to sign in the name and on behalf of the Purchaser on the Escrow Agreement.

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                  6.2.5    Provide the Company with an Opinion of Blank Rome
                           LLP, the counsel to the Purchaser, in the form attached hereto as SCHEDULE 6.2.5.

         6.3      At the Closing the Company shall:

                  6.3.1    Execute the Escrow Agreement.

                  6.3.2 Deliver to the Purchaser a copy of resolution of the Board of Directors of the Company:

                           (i) approving the signature and execution of the Escrow Agreement and empowering Hanoch Kaftzan to sign in the name and on behalf of the Company on the Escrow Agreement.

                           (ii) To issue and allot to the Purchaser 100 ordinary shares of the Company, a respective portion of the Shares to the amount of US $750,000 that was paid by the Purchaser.

                           (iii) To register the said shares in the Company Shares Register and to report to the Registrar of Companies the allotment to the Purchaser.

                  6.3.3 Deliver to the Purchaser a copy of a resolution of the Original Shareholder, signed by all the Original
                           Shareholders:

                           (i) Approving the Amended Articles, in the English language.

                           (ii) Appointing Stephen E. King or such other person that the Purchaser may designate as a Director of the Company, as a Synova Director in accordance with the Shareholders' Agreement.

                  6.3.4 Deliver to the Purchaser a certificate of the CEO of Company, dated as of the Closing, confirming (a) the truth and correctness of all of the representations and warranties of Company contained herein as of the Closing and as of all times between the date hereof and the Closing, and (b) that all agreements and covenants of Company specified herein have been complied with.

                  6.3.5 Provide the Purchaser with an opinion of Shiboleth, Yisraeli, Roberts, Zisman & Co., the Counsels of the Company, regarding the abovementioned resolution substantially in the form of SCHEDULE 3.3.3.

                  6.3.6 To issue to the Purchaser a Certificate evidencing its ownership of 100 ordinary shares of the Company.

                  6.3.7 Deliver to the Purchaser employment and consultant agreements with all of the Company's Key Employees and consultants.

         6.4 All actions at the Closing as abovementioned shall take place simultaneously.

7.       ESCROW AGREEMENT

         The Escrow Agreement shall be based on the following principles:

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         7.1      The Escrow Agent shall jointly be law firms of Blank Rome LLP and Shiboleth, Yisraeli, Roberts, Zisman & Co. (collectively, the "ESCROW AGENT") and Blank Rome LLP shall be the administrative agent on behalf of the Escrow Agent.

         7.2 The Escrow Account shall be on the name and shall be managed and operated by the Escrow Agent.

         7.3 The Escrow Agent shall invest the amount deposited in the Escrow Account in an interest bearing investment as instructed by the Parties.

         7.4 The Escrow Agent shall be irrevocably instructed to transfer to the Company:

                  7.4.1 The amount of US $500,000 on March 1, 2006, against delivery to the Escrow Agent of: (i) a statement signed by Mankal of the Company and the Chief Executive Officer of the Purchaser, declaring that the Company has reached Milestone 2 as specified in
                           SCHEDULE 7.4.1, (ii) a copy of resolution of the Board of Directors of the Company to issue and allot to the Purchaser 67 Ordinary Shares and to register it in the name of the Purchaser in the Company Share Register and to report to the Registrar of Companies, and (iii) a certificate of the Mankal of Company, dated March 1, 2006, confirming the truth and correctness of all of the representations and warranties of Company contained herein as of the March 1, 2006.

                  7.4.2    The amount of US $1,380,000 on August 25, 2006
                           against delivery to the Escrow Agent of: (i) a statement signed by the Mankal of the Company and the CEO of the Purchaser declaring that the Company has reached Milestone 3 as specified in SCHEDULE 7.4.1; and (ii) a copy of resolution of the Board of Directors of the Company to issue and allot to the Purchaser 183 Ordinary Shares and to register it in the name of the Purchaser in the Company Share Register and to report to the Registrar of Companies, and (iii) a certificate of the Mankal of Company, dated August 25, 2006, confirming the truth and correctness of all of the representations and warranties of Company contained herein as of the August 25, 2006.

                  7.4.3 In case the Company does not reach the related Milestone as such is stated in Sections 7.4.1, and/or
                           7.4.2 above at the corresponding Milestone completion date as stated therein, the related date shall be automatically extended for 30 days, and the Escrow Agent shall, upon its receipt of the related statement, resolutions and certificates so referenced in each such Section, transfer the amounts specified in the corresponding above at the extended date.

                  7.4.4    Without derogating from the provisions of Section
                           7.4.3 above, the Purchaser shall have the right to extend the dates of any Milestone as stated in
                           Section 7.4.1 and/or 7.4.2 above to an extended date or dates (as many times as it so chooses) as shall be decided by the Purchaser and in such event the Escrow Agent shall, upon receipt of the related statement, resolutions and certificates so referenced in each such Section, transfer the amount specified in
                           Section 7.4.1 and 7.4.2 at the extended dates as such may be set forth by the Purchaser in accordance with this Section 7.4.4.

                  7.4.5 If the Company shall not meet the extended milestone as specified in Section 7.4.3 or in Section 7.4.4 above, at the Purchasers request the Escrow Agent shall return and transfer to the Purchaser the amount then deposited in the Escrow Account.

                  7.4.6    Upon the completion of any Milestone as stated in
                           Section 7.4.1 and/or 7.4.2 above, the Company shall issue to the Purchaser a Certificate evidencing the

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                           Purchasers ownership of such Shares that it is
                           entitled to receive with respect to a given
                           Milestone.

         7.5 The profits (interest) accumulated in the Escrow Account shall belong to the Purchaser and will be transferred by the Escrow Agent to the Purchaser simultaneously with the transfer of the abovementioned amounts to the Purchaser.

8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Schedule of Exceptions attached hereto as SCHEDULE 8, the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 8 are true, complete and correct as of the date of the Effective Date, the Closing and the Company satisfying each milestone so referenced in Section 7.4 hereof, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

         8.1      ORGANIZATION.

                  8.1.1 The Company is duly organized and validly existing under the laws of the State of Israel. The Company has all requisite power and authority to execute and deliver this Agreement, the Shareholders' Agreement, the Escrow Agreement and the other agreements, certificates or other instruments contemplated hereby or thereby, which are ancillary hereto or thereto (collectively, the "TRANSACTION DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The Articles of Association of the Company (the "ARTICLES OF ASSOCIATION") as in effect prior to the Closing are attached hereto as SCHEDULE 8.1.1. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as heretofore conducted and has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the signature of this Agreement in substantially the manner heretofore conducted. The Company is duly qualified to do business and in good standing (in jurisdictions in which such term is applicable) in each jurisdiction in which the Company currently conducts business.

                  8.1.2 The minute books of the Company which have been provided to the Purchaser contain accurate and complete copies of the minutes of every meeting of the Company's shareholders and Board of Directors (and any committee thereof). No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects.

         8.2      SHARE CAPITAL.

                  8.2.1 The registered share capital of the Company as of the date of this Agreement is one hundred thousand New Israeli Shekels (NIS 100,000) divided into 100,000 Ordinary Shares, par value of NIS 1.0 each, of the Company.

                  8.2.2 Since its date of incorporation, there has been no declaration or payment by the Company of dividends, or any distribution of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

                  8.2.3 The shareholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or others) to purchase or otherwise acquire equity securities of the Company, immediately prior to the date of this Agreement, are as set forth in SCHEDULE 8.2.3 attached hereto (the "CAPITALIZATION TABLE").

                  8.2.4 Except for the transactions contemplated by this Agreement and except as described in the Capitalization Table, there are no other share capital, convertible securities or outstanding or committed warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company; there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

                  8.2.5 All issued and outstanding share capital of the Company has been duly authorized and is validly issued and outstanding and fully paid and non-assessable. The Shares, when issued and sold in accordance with this Agreement (i) will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights;
                           (ii) will have the rights, preferences, privileges and restrictions set forth in the Amended Articles;
                           (iii) will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Transaction Documents and in the Amended Articles) and duly registered in the name the Purchaser in the Company's share register.

                  8.2.6 Except as set forth in the Transaction Documents and the Amended Articles, there are no voting or other agreements with respect to the share capital of the Company or any agreement relating to the issuance, sale, redemption, transfer or other disposition of the share capital of the Company to which the Company is a party, or of which the Company has knowledge of.

         8.3 DIRECTORS, OFFICERS. The directors and officers of the Company are as listed SCHEDULE 8.3 attached hereto. Except as set forth in the Transaction Documents and the Amended Articles, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of Directors of the Company and there is no voting agreement or other arrangement among the Company's shareholders regarding such elections.

         8.4 AUTHORIZATION; APPROVALS. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all its obligations under this Agreement has been (or will be) taken prior to the Closing. Each of the Transaction Documents will be at or prior to the Closing duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Purchaser), when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other person or entity on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents.

         8.5 SUBSIDIARIES. The Company has no subsidiaries and does not own, directly or indirectly, any shares of capital stock or other security of any other entity or any other investment in any other entity.

         8.6 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in default neither: (a) under its Articles of Association or other formation documents or governing instrument (the "GOVERNING INSTRUMENTS"); nor (b) under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected (the "AGREEMENTS"); nor (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (the "LAWS AND REGULATIONS"), which default, in any such case described above, would materially adversely affect or in the future is reasonably likely to materially adversely affect the Company's business, condition (financial or otherwise), affairs, operations or assets.

         8.7 NO BREACH. Neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby nor compliance by the Company with the terms and provisions hereof and thereof will conflict with, or result in a material breach or violation of, any of the terms, conditions or provisions of the Governing Instruments, Agreements or Laws and Regulations. Such execution, delivery, consummation and compliance will not: (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph or to any other agreement which any of the properties of the Company are subject, or will result in the creation of any encumbrance, charge or lien on such properties; or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

         8.8 OWNERSHIP OF ASSETS. Full and accurate details of the Company's tangible properties and assets are contained in
                  SCHEDULE 8.8 attached hereto. The Company has good and marketable title to, or holds interests as lessee under leases in full force and effect all of the properties and assets used in connection with its business or otherwise owned or leased by it, and such properties or assets are not subject to any mortgage or other liens. The Company does not own any real property.

         8.9      INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

                  8.9.1 The Company owns or has the right to use, free and clear of all liens and restrictions, all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information to be used by the Company in connection with its business or research or development as now conducted and as proposed to be conducted [to be checked] (the "INTELLECTUAL PROPERTY"). SCHEDULE 8.9.1 attached hereto sets forth all the Intellectual Property, including the Company's patents and patent applications and including further the Intellectual Property that was assigned to it by the Founders.

                  8.9.2 To the Company's best knowledge, information and belief, the Intellectual Property and the Company's conduct of its business as now conducted and as proposed to be conducted is not infringing upon or violating any intellectual property right of others, including, without limitation, with respect to any Company employees' or consultants' (including the Founders) past and present employers, and no party is infringing upon or violating any Intellectual Property rights of the Company.

                  8.9.3 There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity.

                  8.9.4 The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of the Company's business as now conducted and as proposed to be conducted.

                  8.9.5 The Company has not received any communications alleging that the Intellectual Property has violated, or the Company's conduct of its business as now conducted and as proposed to be conducted would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for such allegation.

                  8.9.6 Any and all Intellectual Property of any kind which has been developed, is currently being developed, or will be developed in the future, by any employee or consultant of the Company (i) which relates to the Company's business or research or development, (ii) which is developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which results directly or indirectly from any work performed by the employees or consultants for the Company, is and shall be the sole property of the Company. The Company has taken security measures to protect the secrecy and confidentiality of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates.

                  8.9.7 To the Company's knowledge, the Company's employees or consultants are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of the Company or that would conflict with the Company's business as now conducted and as proposed to be conducted. To the Company's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees or consultants of the Company, nor the conduct of the Company's business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which such employee or consultant was or is now obligated. To the Company's knowledge, it is not, and will not become, necessary to utilize any inventions of the Company's employees or consultants (or people the Company currently intends to hire) made prior to their employment by the Company other than those that have been validly assigned to the Company.

                  8.9.8 LITIGATION. No action, proceeding or governmental inquiry or investigation is pending nor to the Company's best knowledge, threatened against the Company or any of the Company's officers, directors or employees (in their capacity as such) or any of the Company's properties before any court, arbitration board or tribunal or administrative or other governmental agency, nor is the Company aware that there is any basis for the foregoing. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

                  8.9.9 Taxes. The Company has not been required to file any tax returns or tax reports to date. There is no pending dispute or review with any taxing authority relating to any tax matter of the Company.

                  8.9.10 BROKERS. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement.

                  8.9.11 FINANCIAL CONDITION. The liabilities of the Company were incurred in the ordinary course of the Company's business. Since the Company's incorporation, the Company has been operated in the ordinary course of business, and other than as set forth in SCHEDULE
                           8.9.11 attached hereto, there has not been:

                           8.9.11.1 any damage, destruction or loss, whether or
                                    not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

                           8.9.11.2 any waiver by the Company of a valuable
                                    right or of a material debt owed to it;

                           8.9.11.3 any satisfaction or discharge of any
                                    material lien, material claim or material encumbrance or payment of any material obligation by the Company;

                           8.9.11.4 any loans received by the Company, or made
                                    by the Company (including loans to its
                                    employees, officers, or directors, other than travel advances made in the ordinary course of business);

                           8.9.11.5 any sale, transfer or lease of, except in
                                    the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company's assets; or

                           Since the Company's incorporation:

                           8.9.11.6 the Company has not entered into any
                                    transaction in excess of $5,000 per
                                    transaction or greater than $15,000 in the aggregate as to both; all except for any transactions entered into in the ordinary course of business;

                           8.9.11.7 The Company has no debt or liability of any
                                    nature whatsoever, fixed or variable or
                                    contingent, except as shown on SCHEDULE
                                    8.9.11 attached hereto.

                           8.9.11.8 Except as shown on SCHEDULE 8.9.11 attached
                                    hereto, there are no material outstanding debts owed to the Company, and no bad or doubtful debts appear on the Company's books as of the date hereof.

                  8.9.12 CONTRACTS. SCHEDULE 8.9.12 attached hereto contains a true and complete list of all material contracts and agreements to which the Company is a party or by which its property is bound. Each of such contracts and agreements is in full force and effect, and neither the Company nor to the knowledge of the Company any other party thereto is in breach thereof. True and correct copies of all such contracts have been delivered to the Purchaser.

                  8.9.13   EMPLOYEES.

                           8.9.13.1 SCHEDULE 8.9.13.1 attached hereto lists all
                                    employees and consultants of the Company.
                                    All employees of the Company have signed non-competition, assignment of invention and confidentiality undertakings toward the Company. True and correct copies of such agreements have been delivered to the Purchaser.

                           8.9.13.2 Except as set forth on SCHEDULE 8.9.13.1
                                    attached hereto, the Company has no
                                    employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

                           8.9.13.3 The Company has complied with all material
                                    legislative or other material official
                                    provisions relating to employees and with their terms and conditions of employment and has made all deductions and payments to the Income Tax Authorities and the National Insurance Institute as required by law.

                  8.9.14 GOVERNMENTAL GRANTS. The Company has not applied for or received any grant or allowance from any governmental authority.

                  8.9.15   INTERESTED PARTY TRANSACTIONS. Except as specified in
                           SCHEDULE 8.9.15 attached hereto, the Company represents and warrants that no officer, director, shareholder of the Company, or any affiliate of any such person or entity of the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected, except for normal compensation for services for employees which has been disclosed in writing to the Purchaser and which have been duly approved by the Board of Directors and/or the shareholders of the Company. There are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of the capital stock of the Company, or any affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

                  8.9.16 FULL DISCLOSURE. All facts and information with regard to the condition and business of the Company that would reasonably be considered as material for disclosure to an entity intending to invest in the shares of the Company have been disclosed to the Purchaser. Neither this Agreement nor any other Transaction Document or any certificate made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

                  8.9.17 EFFECTIVENESS; SURVIVAL; INDEMNIFICATION. In the event of any material breach or material misrepresentation of any covenant, warranty or representation made by the Company under this Agreement, the Company shall indemnify the Purchaser and hold it harmless from any and all loss, damage (including, without limitation, any decrease in the value of the Shares), liability and expense, including reasonable legal fees and costs (collectively, "LOSSES"), sustained or incurred by the Purchaser as a result of, or in connection with, said breach or misrepresentation.

9. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company as follows:

         9.1 OREANIZATION. The Purchaser is a Company duly organized and validly existing under the laws of its state of incorporation.

         9.2 AUTHORIZATION; APPROVALS. All corporation action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of all of its obligations under the Transaction Documents have been (or will be) duly taken prior to the Closing.

         9.3 BROKERS. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Purchaser is nor will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement.

         9.4 The Purchaser has received all the information it considers necessary or appropriate for deciding whether to invest in the Company in accordance with this Agreement. The Purchaser has had the full opportunity to ask questions and receive answers from the Company and its representatives and to obtain such information as it deemed necessary for the purposes of evaluating its investment.

                  In making the decision to purchase the Shares and to invest in the Company, the Investor has relied on its own independent examination of the Company, including the merits and risks involved as well as the representations and warranties contained herein.

10.      AFFIRMATIVE COVENANTS.

         10.1 Use of PROCEEDS. The Company will use the proceeds of the issuance and sale of the Shares in accordance with the Company's budget, attached hereto as SCHEDULE 10.1 (the "BUDGET") as may be amended from time to time by the Company's Board of Directors, with the affirmative approval of the Purchasers. The Budget shall set forth the period of time during which the Company will use such proceeds, and such period shall be referred to as the "Pre-SEED PERIOD".

         10.2 D&O INSURANCE. Prior to the commercialization of the Licensed Product (as defined in the Distribution Agreement) the Company will obtain and maintain effective, a commercially reasonable amount of directors and officers liability insurance.

         10.3 All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to any Closing shall be performed or complied with by the Company prior to the Closing.

11.      MISCELLANEOUS.

         11.1 NOTICES. All notices hereunder will be in writing, mailed registered or certified, postage prepaid, addressed to the Parties at their respective addresses as set out below, or transmitted by courier, cable, telex or facsimile or other reliable method of transmission.

                  If to the Company to the address set forth in the preamble to this Agreement with a copy to:

                                           Shiboleth, Yisraeli, Roberts,
                                           Zisman & Co.
                                           46 Montefiore Street
                                           Tel Aviv 61502
                                           Israel
                                           Attention: Itzhak Zisman, Adv.
                                           Fax: 972-3-7103322

                  If to the Purchaser:  to the addresses set forth in Schedule 1 attached hereto.

                                        with a copy to:

                                           Blank Rome LLP
                                           One Logan Square
                                           Philadelphia,
                                           Pennsylvania 19103
                                           U.S.A.
                                           Attention: Alan L. Zeiger, Esquire
                                           Fax: (215) 832-5754

                  Notices will be deemed received by the receiving party within seven (7) days of mailing, if mailed; within three (3) days of sending, if sent by courier; when actually delivered by hand, if so delivered, and on the first business day (at the receiving end) following transmission, if transmitted by facsimile.


         11.2 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other Parties, except a transfer by a Purchaser to an entity, which controls, is controlled by or is under common control with the Purchaser.

         11.3 GOVERNING LAW; JURISDICTION,. This Agreement will be construed in accordance with and governed by the laws (but not the conflict of laws rules) of the State of Israel and the competent courts of Tel-Aviv-Jaffa, Israel, will have exclusive jurisdiction with respect to any dispute arising hereunder. The Parties hereby irrevocably submit to such jurisdiction.

         11.4 ENTIRE AGREEMENT AND AMENDMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and contains all of the promises, undertakings, and other representations made by the Parties to each other prior to its execution. This Agreement shall prevail over any prior agreement, understanding, promise or undertaking of the Parties with respect to the subject matter hereof. No amendment to this Agreement will be of any effect unless executed in writing and signed by all Parties.

         11.5 SEVERABILITY. If any provision of this Agreement is held by a competent court to be invalid or unenforceable under applicable law, then such a provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such an event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

         11.6 HEADINGS. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

         11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart and all of which together shall constitute one and the same instrument.

         11.8 ELECTRONIC DELIVERY OF SIGNATURES. This Agreement may be executed and delivered by facsimile or other electronic means and upon such delivery the facsimile or electronically delivered signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

         11.9 FURTHER ASSURANCES. The parties hereto agree to use their respective best efforts to finalize and execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the transaction contemplated under this Agreement.



                             Signature page follows

         IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.


THE COMPANY:

BIOPAD LTD.

/s/ Hanoch Kaftzan
--------------------------------------------
Name:  [STAMP - Biopad Ltd.- Hanoch Kaftzan
       -------------------------------------
Title: CEO
       -------------------------------------


------------------------------------------------------
THE PURCHASER:


SYNOVA PRE-NATAL HEALTHCARE, INC.

/s/ Stephen King
--------------------------------------
Name:  Stephen King
       -------------------------------
Title: CEO
       -------------------------------

                      SCHEDULES TO SHARE PURCHASE AGREEMENT

 Pursuant to the Rules of the Securities and Exchange Commission, the following schedules to the Share Purchase Agreement have been omitted:

Schedule 1            Amended and Restated Articles of Association
Schedule 3.3.3        Matters to be Addressed in Opinion of Counsel to Company
Schedule 3.3.4        Employment Letter
Schedule 3.4.2        Matters to be Addressed in Opinion of Counsel to Purchaser
Schedule 4.1          The Pool
Schedule 6.2.5        Matters to be Addressed in Opinion of Counsel to Purchaser
Schedule 7.4.1        Milestones
Schedule 8            [Blank]
Schedule 8.1.1        Articles of Association
Schedule 8.2.3        BioPad's Capitalization Table
Schedule 8.3          Directors and Officers
Schedule 8.8          Ownership of Assets
Schedule 8.9.1        Intellectual Property -- Patents
Schedule 8.9.11       [Blank]
Schedule 8.9.12       Contracts
Schedule 8.9.13.1     List of Employees and Consulting Contracts
Schedule 8.9.15       Interested Party Transactions
Schedule 10.1         Proposed Estimated Budget Frame Work